Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of PSQ Holdings, Inc. (the “Company”) on Form S-1 of our report dated March 1, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 25, 2021 (Inception) through December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Melville, NY

August 9, 2023

An Independent Member of Urbach Hacker Young International